Exhibit 99(a) of the Form S-1 Registration Statement – Alternate Minimum Value

We establish an Alternate Minimum Value for each of your selected Index Options. On each Business Day during the Index Year, the Alternate Minimum Value for each of your selected Index Options is equal to:
•	87.5% x Index Option Base determined on the last Index Anniversary (or the Index Effective Date if this is the first Index Year)
•    plus Accumulated Alternate Interest
•	plus the Daily Adjustment if this is an Index Option with the Index Performance Strategy, Index Guard Strategy, or Index Precision Strategy.
We track earned interest through the Accumulated Alternate Interest. On a daily basis, the interest that we add each day to the Accumulated Alternate Interest is equal to:  [(alternate minimum base) x alternate interest rate] ÷ 365
The alternate minimum base is equal to:  87.5% x Index Option Base determined on the last Index Anniversary (or the Index Effective Date if this is the first Index Year)
We determine the Index Option Base used to calculate the Alternate Minimum Value and alternate minimum base at the end of the Business Day after applying any Credit, additional Purchase Payment, transfers into or out of the Index Option, partial withdrawals and deduction of Contract fees and expenses. We establish your alternate interest rate on the Issue Date; it is stated in your Contract and does not change once established.
On any Business Day we process a partial withdrawal from an Index Option we reduce each Alternate Minimum Value, alternate minimum base, and Accumulated Alternate Interest by the percentage of Index Option Value withdrawn (including any applicable withdrawal charge).
On any Index Anniversary that you transfer Index Option Value from one Index Option to another Index Option we also transfer its associated Accumulated Alternate Interest. The dollar amount of Accumulated Alternate Interest transferred is equal to the dollar amount of Index Option Value transferred divided by the total Index Option Value for the Index Option prior to the transfer, then multiplied by the Accumulated Alternate Interest for the Index Option prior to the transfer.
On any sixth Index Anniversary that you transfer Index Option Value from an Index Option to a Variable Option, we reduce each Alternate Minimum Value, alternate minimum base and Accumulated Alternate Interest by the percentage of Index Option Value transferred.
                                                                        Allianz Index Advantage®                                                    IXA-032 (__/2019)
Exhibit 99(a)

EXAMPLE
This example shows how the Alternate Minimum Value changes throughout an Index Year as the Index returns fluctuate. It assumes you purchase a Contract, the Issue Date and Index Effective Date are the same day, and your alternate interest rate is 1%. You allocate $1,000 of your initial Purchase Payment to an Index Option with the Index Performance Strategy. This means that on the Index Effective Date the Index Option Base and Index Option Value are both $1,000, and the Alternate Minimum Value and alternate minimum base are both $875.00 ($1,000 Index Option Base x 87.50%). For simplicity we assume the Index Option Base is $1,000 throughout the Index Year. In reality your Index Option Base changes throughout the year with the deduction of any partial withdrawal you request and when we deduct the Contract fees and expenses.
Month	YTD Index Return	Index Option Value	Alternate Minimum Base	Accumulated Alternate Interest	Daily Adjustment	Alternate Minimum Value
Index Effective Date	0%	$1,000.00	$875.00	-	$0.00	$875.00
1	5%	$1,031.18	$875.00	$0.73	$31.18	$906.91
2	9%	$1,055.14	$875.00	$1.46	$55.14	$931.59
3	2%	$1,021.89	$875.00	$2.19	$21.89	$899.08
4	-8%	$962.94	$875.00	$2.92	-$37.06	$840.86
5	-14%	$923.58	$875.00	$3.65	-$76.42	$802.22
6	-20%	$879.39	$875.00	$4.38	-$120.61	$758.77
7	-19%	$891.22	$875.00	$5.10	-$108.78	$771.32
8	-12%	$948.93	$875.00	$5.83	-$51.07	$829.76
9	-3%	$1,008.12	$875.00	$6.56	$8.12	$889.68
10	2%	$1,037.04	$875.00	$7.29	$37.04	$919.33
11	6%	$1,062.02	$875.00	$8.02	$62.02	$945.04
1st Index Anniversary	1%	$1,010.00	$892.50	$8.75	$10.00	$892.50
On the first Index Anniversary your Index Option Value and Index Option Base are both $1,010.00. This means your Alternate Minimum Value and alternate minimum base are equal to:  ($1,010.00 x 87.50%) + $8.75 = $892.50
                                                                        Allianz Index Advantage®                                                    IXA-032 (__/2019)
Exhibit 99(a)
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